PEABODY ENERGY Statement

CONTACT:

Vic Svec

+1 314.342.7768

FOR IMMEDIATE RELEASE
May 18, 2010

STATEMENT FROM PEABODY ENERGY (NYSE: BTU)

ST. LOUIS, May 18 – Peabody Energy (NYSE: BTU) today expressed disappointment that the board of Macarthur Coal has turned down Peabody’s definitive proposal for the purchase of Macarthur, denying its shareholders the opportunity to vote for the transaction.  Peabody’s revised proposal of $15 per share had followed a period of due diligence and represented a clear and significant premium for Macarthur shareholders.  Based on the recent trading activity in Macarthur, it is apparent that the market recognizes the premium that Peabody was offering.

It is also unfortunate that one shareholder could block a proposal that would have created significant value for all Macarthur shareholders.

Peabody looks forward to advancing its internal growth projects and continuing to pursue other value-added investments to serve high demand markets.

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